The Board of Directors
Tanke Biosciences Corporation
(Formerly known as Greyhound Commissary, Inc.)

We consent to the use in the Current Report on Form 8-K/A, dated August 12,2011, of Tanke Bioscience Corporation (formerly known as Greyhound Commissary, Inc) of our report dated August 11,2011,relating to the consolidated financial statements of China Flying Development Ltd. As of and for the year ended December 31,2010 and 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

PARKER RANDALL CF (H.K.) CPA LIMITED
Certified Public Accountants,
Hong Kong

August 12,2011